The Companies Acts 1985 and 1989
Company Limited By Shares

ARTICLES OF ASSOCIATION

T F BELL HOLDINGS LIMITED

Company Number: 5162744

Incorporated on: 24th June 2004

The Companies Acts 1985 and 1989
COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

T F BELL HOLDINGS LIMITED

1. PRELIMINARY

These Articles together with the regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (as amended) ("Table A") shall apply to the Company save insofar as such regulations are excluded or varied hereby The Regulations 6, 8, 9, 10, 11, 24, 25, 26, 27, 28, 73 to 77 (inclusive), 80, 82, 87 and 118 of Table A shall not apply to the Company

2. DEFINITIONS AND INTERPRETATION

In these Articles the following words and expressions shall (except where the context otherwise requires) have the following meanings -

"the Act" means the Companies Act 1985 and the Companies Act 2006 (as amended) and every other statutory modification or re-enactment thereof for the time being in force

"Acquisition" means any acquisition of a company, business or insurance portfolio made by the Company or any member of the Group on or following the date of adoption of these Articles

"Acquisition Debt" means the aggregate amount of the funding required to be expended by or on behalf of the Company or any member of the Group in connection with completion of all Acquisitions which shall have been made from time to time (as the case may be) and which shall for the avoidance of doubt include all or any deferred consideration payable after the date upon which legal completion of any Acquisition occurs and all legal and professional costs and expenses (including VAT thereon)

"Acquisition Value" shall be the proportion of the total value of the "A" Ordinary Shares and "B" Ordinary Shares of the Company numbering 111,110 as the "B" Ordinary Shares bear to the issued "A" Ordinary Shares and "B" Ordinary Shares of the Company numbering 111,110 , calculated by reference to a deemed valuation of the Company of £5,834,707

""A" Ordinary Shares" means the "A" Ordinary Shares of £0 10 each in the capital of the Company

""A" Ordinary Shareholder" means a registered holder of any "A" Ordinary Shares from time to time

"Auditors" means the auditors from time to time of the Company

""B" Ordinary Shares" means the "B" Ordinary Shares of £0 10 each in the capital of the Company

""B" Ordinary Shareholder" means a registered holder of any "B" Ordinary Shares from time to time

"Board" means all the Directors of the Company from time to time.

"Directors" means the directors from time to time of the Company

"Equity Shares" means the "A" Ordinary Shares and the "B" Ordinary Shares and any shares derived therefrom whether by conversion, consolidation or sub-division or by way of rights or bonus issue or otherwise for the time being in issue

"Finance Documents" means each "Finance Document" as defined in a facility agreement between, inter alia, Towergate and the Bank of Scotland plc dated 1 November 2006 (as varied, amended and supplemented from time to time)

"FSMA" means the Financial Services and Markets Act 2000 (as amended)

"Group" means the Company and its subsidiary undertakings from time to time and references to a "member of the Group" or a "Group member" shall be construed accordingly.

"Independent Expert" means an umpire (acting as an expert and not as an arbitrator) nominated by the parties concerned or, in the event of disagreement as to nomination, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales.

"Put and Call Option Deed" means the put and call option deed dated 22nd February 2008

"Share" means any share in the capital of the Company

"Shareholder" means the "A" Ordinary Shareholders and the "B" Ordinary Shareholders from time to time

"Share Sale" means the completion of any transaction (or series of transactions) whereby any person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) acquire any interest in not less than 90% in nominal value of the Equity Shares of the Company

"Towergate" means Towergate Partnership Limited (No. 3405221) being the ultimate holding company of the Company at the date of the adoption of these articles

"Towergate Director" means any Director nominated to the Board by Towergate

Words incorporating the masculine gender only include the feminine and neuter genders and words incorporating the singular number only include the plural and vice versa.

Clause headings are for ease of reference only and do not affect the construction or interpretation of these Articles

References to persons shall include bodies corporate unincorporated associations and partnerships

Words and expressions defined in or for the purposes of the Act or Table A shall have the same meanings in these Articles unless the context otherwise requires

Without prejudice to the provisions of Section 738 of the Act the expressions "**paid up**" or "**paid up value**" as used in relation to any part of the share capital of the Company shall mean the total amount paid up, or credited as paid up, on the relevant shares including any premium paid up or credited as paid up thereon

3. SHARE CAPITAL

The authorised share capital of the Company at the date of adoption of these Articles is £1,096,111 divided into 10,950,000 "A" Ordinary Shares and 11,110 "B" Ordinary Shares.

4. SHARE RIGHTS

Subject to the terms of the Finance Documents, the rights and restrictions attaching to the "A" Ordinary Shares and the "B" Ordinary Shares shall be as follows -

4 1 **As regards income** the profits of the Company available for distribution shall be applied as follows.

The holders of the "B" Ordinary Shares shall not be entitled to any dividend whatsoever and the holders of the "A" Ordinary Shares shall be entitled to a dividend out of the profits available for distribution of such amount as the Company shall determine

4 2 **As regards capital**

On a return of assets whether in a winding-up or reduction of capital or otherwise (except in the case of the redemption of shares of any class or the purchase by the Company of its own shares) the assets and retained

profits of the Company available for distribution among the members shall be applied as follows

4 2 1 first in distributing to the "A" Ordinary Shareholders as a class (pro rata to their respective holdings of such "A" Ordinary Shares) an amount equal to the Acquisition Debt at such time,

4 2.2 secondly, in distributing to the "B" Ordinary Shareholders an amount per "B" Ordinary Share equal to the Acquisition Value, and

4 2 3 then the balance of such assets and retained profits (if any) shall be distributed amongst the "A" Ordinary Shareholders and the "B" Ordinary Shareholders (pari passu as if the "A" Ordinary Shares and the "B" Ordinary Shares constituted one class of share) in proportion to the amounts paid up or credited as paid up on the "A" Ordinary Shares and "B" Ordinary Shares held by them respectively.

4 3 **As regards voting**

4.3 1 The holders of the "B" Ordinary Shares shall not be entitled to receive notice of, attend or vote at any general meeting of the Company,

4 3 2 Save as otherwise provided in these Articles Regulation 54 of Table A shall apply to the voting rights of the members of the Company

4 4 **As regards conversion**

Each "A" Ordinary Share and "B" Ordinary Share in issue shall (automatically and without further notice or resolution) be converted into an Ordinary Share of an equivalent par value (all such Ordinary Shares to rank pari passu for all purposes such that any reference in these Articles to "A" Ordinary Shares or "B" Ordinary Shares shall thereafter be deemed to be a reference to Ordinary Shares) in the event of the Company becoming a company having only one member

5. MODIFICATION OF RIGHTS

Subject to the Act all or any of the special rights for the time being attached to any class of shares for the time being in issue may from time to time (whether or not the Company is being wound up) be altered or abrogated with the written consent of the holders of not less than three-quarters of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of such shares. To any such separate general meeting all the provisions of these Articles as to general meetings of the Company shall mutatis mutandis apply except that the necessary quorum shall be one or more persons holding or

representing by proxy not less than one-third of the issued shares of the class (provided that where all the shares of a class are registered in the name of one holder that holder present in person or by proxy may constitute a meeting) and that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the class present in person or by proxy may demand a poll and that at any adjourned meeting of such holders one holder present in person or by proxy (whatever the number of shares held by him) shall be a quorum

6. ISSUE OF NEW SHARES

6 1 (Subject to Article 6 2 and the consent of 50% or more of the ordinary 'B' shareholders) any Shares for the time being unissued and any new Shares from time to time created shall before they are issued be offered to the holders of the Equity Shares in proportion (as nearly as may be) to the nominal amount of their existing holdings of Equity Shares (of whatever class) The offer shall be made by notice specifying the number and class of Shares offered and the price per Share and limiting a time (not being less than 10 days or greater than 20 days) within which the offer if not accepted will be deemed to be declined After the expiration of such time, or on the receipt of an indication from the person(s) to whom the offer is made that it/he/they decline(s) to accept the Shares offered or any of them the Directors shall offer the Shares declined in like manner (save that the minimum period for acceptance may be seven days) to the other holders of Shares who have agreed to subscribe for all the Shares offered to them in proportion (as nearly as may be) to the nominal amount of their existing holdings of Equity Shares (of whichever class). If the Shares comprised in such further offer are declined or deemed to be declined the further offer shall be withdrawn

6 2 In the event that all or any of the Shares to which Article 6 1 apply are not subscribed for in accordance with the provisions of Article 6.1 the Directors may offer such shares to a third party of whom they approve and (subject to these Articles and the provisions of Section 80 of the Act) such Shares shall be at the disposal of the Directors who may allot grant options over or otherwise dispose of them to such persons at such times and generally on such terms and conditions as they think proper provided that.-

6 2 1 no Shares shall be issued at a discount,

6.2 2 no Shares to which Article 6 1 applies shall be issued more than three months after the expiry of the period for acceptance of the last offer of such Shares made under Article 6 1 unless the procedure set out in Article 6 1 is repeated in respect of such Shares; and

6.2 3 no Shares shall be issued at a price less than that at which they were offered to the members of the Company in accordance with Article 6.1 and so that (if the Directors are proposing to issue such

Shares wholly or partly for non-cash consideration) the cash value of such consideration for the purposes of this sub-paragraph shall be as reasonably determined by the Auditors whose determination shall be final and binding on the Company and each of its members

6 3 The provisions of Articles 6 1 and 6 2 shall mutatis mutandis apply to all equity securities (as defined in Section 94(2) of the Act) of the Company from time to time created

6 4 The provisions of Sections 89(1) and 90(1) to (6) of the Act shall not apply to the Company

7. TRANSFERS OF SHARES

7 1 The Directors may decline to register the transfer of any Shares (including any transfer of Shares otherwise permitted under Articles 8, 9 and 10)

7 1 1 to any person who in the reasonable opinion of the Directors is carrying on business directly or indirectly in competition with the Company or any member of the Group or any subsidiary undertaking of any holding company of the Company,

7 1 2 if the Directors are of the reasonable opinion that the transfer of such Shares may result in the termination, amendment or modification of any material contractual arrangement to which any member of the Group is party.

7 2 The Directors shall not register any transfer of Shares except a transfer permitted by the following provisions of these Articles.

7 3 For the purposes of ensuring that a transfer of Shares is duly authorised under the following provisions of these Articles or that no circumstances have arisen whereby a shareholder may be bound or be required to give or is deemed to have given a Sale Notice (as defined in Article 9 1) or for the purpose of ascertaining when a Sale Notice should have been or is deemed to have been given hereunder the Directors may from time to time require any member or the legal personal representatives of any deceased member or the trustee in bankruptcy of any member or the receiver administrative receiver or liquidator of any corporate member or any person named as transferee in any transfer lodged for registration to furnish to the Company such information and evidence as the Directors may think fit regarding any matter which they may deem relevant to such purpose. Failing such information or evidence being furnished to the satisfaction of the Directors within 7 clear days after such request the Directors shall be entitled to refuse to register the transfer in question or (in case no transfer is in question) may resolve to require by notice in writing that a Sale Notice be given in respect of the Shares concerned If such information or evidence discloses to the satisfaction of the Directors that circumstances have arisen

whereby a shareholder may be bound or required to give or be deemed to have given a Sale Notice the Directors may resolve by notice in writing to require that a Sale Notice be given in respect of the Shares concerned A resolution of the Directors hereunder shall be binding upon the shareholders concerned who shall be bound to give a Sale Notice in respect of the Shares concerned forthwith upon receipt of the said notice from the Directors

7 4 In any case where the Directors have duly required a Sale Notice to be given in respect of any Shares and such Sale Notice is not duly given within a period of one week such Sale Notice shall be deemed to have been given at the expiry of the said period and the provisions of these Articles relating to Sale Notices shall take effect accordingly

7.5 A Sale Notice given or deemed to be given pursuant to this Article or Articles 8 or 10 shall not be capable of revocation Subject as provided to the contrary in this Article or Articles 8 and/or 10, the provisions of Article 9 shall apply to any Sale Notice given or deemed to be given under or pursuant to this Article or Articles 8 or 10

7 6 In any case where a shareholder (or his personal representatives) has or have been required to give or has been deemed to have given a Sale Notice pursuant to the provisions of this Article or Articles 8 or 10 and subsequently becomes the holder of (or is deemed pursuant to Article 10 to be the holder of) further Shares in the Company by virtue of the holding of any Shares comprised in such Sale Notice (whether by way of rights or bonus issue conversion transfer or otherwise howsoever) a majority of the Directors may at any time thereafter determine in their absolute discretion that he (or his personal representatives) as appropriate shall be deemed to have served a Sale Notice pursuant to this Article or Articles 8 or 10 (as appropriate) in respect of such further Shares

7 7 Notwithstanding any other provision of these Articles to the contrary the Directors shall not be entitled to refuse to register any transfer of "A" Ordinary Shares made (directly or indirectly) pursuant to the enforcement of any security granted over all or part of the share capital of the Company from time to time

8. PERMITTED TRANSFERS OF SHARES

8 1 Group Transfers

8 1 1 Any "A" Ordinary Shares held by an undertaking (an **"Original Undertaking"**) may be transferred to any other undertaking (a **"Transferee Undertaking"**) **PROVIDED ALWAYS** that each and any such Transferee Undertaking is a subsidiary or holding company or subsidiary of any such holding company in relation to that Original Undertaking (**"a group undertaking"**)

8 1 2 In the event that any Transferee Undertaking ceases to be a group undertaking in relation to the Original Undertaking then such Transferee Undertaking shall forthwith transfer any Shares in the Company held by it to the Original Undertaking or to an undertaking which in relation to the Original Undertaking is a group undertaking

8.1 3 In the event of any default of Articles 8 1 1 and 8 1 2 above the Original Undertaking or (as the case may be) the Transferee Undertaking shall be deemed to have served a Sale Notice (as defined in Article 9 1) in respect of all such Shares **PROVIDED ALWAYS** that the price shall be the issue price (including any premium)

8 2 **Family Trusts**

8 2 1 Any Shares may be transferred by the legal owner of such Shares (**"the Transferring Shareholder"**) who is an individual to trustees to be held upon family trusts of such the Transferring Shareholder,

8 2 2 Where any Shares have been transferred to trustees pursuant to Article 8 2 1 the trustees as the case may be may transfer any such Shares to a person or persons shown to the reasonable satisfaction of the Directors to be the trustees for the time being (on a change of trustee) of the family trusts in question,

8 2 3 In any case where a member proposing to transfer Shares under this Article 8 2 (**"the Proposing Transferor"**) holds those Shares as a result of an earlier transfer authorised under this Article 8.2 from another member (**"the Original member"**) the Proposing Transferor may only transfer those Shares to a person to whom the Original member could have transferred such Shares under this Article 8 2;

8 2 4 Where Shares are held by trustees on a family trust and any such Shares cease to be held upon family trusts (otherwise than in consequence of a transfer authorised under Article 8 2 2) the trustees shall forthwith transfer such Shares to a transferee permitted under Article 8 2 2 and in default thereof the trustees shall be deemed to have given a Sale Notice (as defined in Article 9 1) in respect of the Shares in question provided that the price shall be the issue price (including any premium)

8 3 **Privileged Relations**

Any shares may be transferred at any time by the Transferring Shareholder to a Privileged Relation

PROVIDED ALWAYS that such Privileged Relation shall undertake to exercise all voting rights attaching to such shares and to sign all proxies, consents to short notice and other documents relating to such exercise in accordance with the directions of the Transferring Shareholder.

8.3 1 For the purposes of this Article 8

"privileged relation" means the parent or spouse of the Transferring Shareholder or any lineal descendant of that person or any person who is or has been married to any such lineal descendant or any stepchild or adopted child of the Transferring Shareholder or of any such lineal descendant,

"family trust" means a trust (whether arising under a settlement inter vivos or a testamentary disposition by whomsoever made or an intestacy) under which the only persons being (or capable of being) beneficiaries are the individual Transferring Shareholder and/or his privileged relations and no power of control over the voting powers conferred by such Shares is for the time being exercisable by or subject to the consent of any person other than the trustees as trustees or the individual Transferring Shareholder or his privileged relations

8 4 Any "A" Ordinary Shares or "B" Ordinary Shares and/or any interest therein may be transferred at any time to any person with the written consent of the holders of not less than 100 per cent in nominal value of the issued Shares for the time being.

9. PRE-EMPTION RIGHTS ON TRANSFER

9 1 Any member wishing to transfer (other than a transfer permitted by Article 8) all or any Shares specified in Column A of the table set out below (the **"Table"**) held by him and/or any interest therein (a **"Retiring Shareholder"**) shall first give a notice in writing (a **"Sale Notice"**) to the Company specifying (i) the number and denoting numbers (if any) of the Shares which the Retiring Shareholder wishes to sell (**"the Sale Shares"**) (ii) the price at which he proposes to transfer the Sale Shares (**"the Price"**) (iii) the name of any third party to whom he proposes to sell or transfer the Sale Shares. The Sale Notice shall constitute the Company as the agent of the Retiring Shareholder for the sale of the Sale Shares at the Price A Sale Notice may require that unless all the shares comprised in it are sold none shall be sold

A	B FIRST OFFER	C SECOND OFFER	D THIRD OFFER
"A" Ordinary Shares	All other "A" Ordinary Shareholders 1	"A" Ordinary Shareholders 1 & 2	"B" Ordinary Shareholders 3 & 5

"B" Ordinary Shares	"A" Ordinary Shareholders 1	All other "B" Ordinary Shareholders 3 & 5	All other "B" Ordinary Shareholders 3 4 &5

1 *In proportion (as nearly as may be) to the nominal amount of their existing holdings of "A" Ordinary Shares*

2 *Other than any "A" Ordinary Shareholders who have not accepted any Sale Shares already offered to them pursuant to the First Offer.*

3 *In proportion (as nearly as may be) to the nominal amount of their existing holdings of "B" Ordinary Shares.*

4 *Other than any "B" Ordinary Shareholders who have not accepted any Sale Shares already offered to them pursuant to the First Offer*

5 *In the case of a deemed service of a Sale Notice pursuant to Article 10 1 other than to any other "B" Ordinary Shareholders who pursuant to said Article 10 1 are deemed to have served a Sale Notice in respect of their shares at such time*

9 2 On receipt or deemed receipt of a Sale Notice the Company shall by notice in writing offer the Sale Shares at the Price to the persons specified in Column B of the Table entitled to first refusal thereof (**"First Offer"**) The First Offer shall be made by the Company within 7 days of the date on which the Sale Notice is given (**"Sale Notice Date"**) and shall specify that such offer must be accepted within 14 days or in default thereof will lapse The Company shall by notice in writing offer any remaining Sale Shares which have not been accepted pursuant to the First Offer to the persons specified in Column C of the Table at the Price (**"Second Offer"**) Any such offer shall be made within 7 days of the date on which the First Offer lapses or if earlier the date on which all persons entitled to accept the First Offer have indicated the maximum number of Sale Shares they wish to accept and shall specify that such offer must be accepted within 14 days or in default will lapse

9 3 If the Company shall not have found purchasers for all of the Sale Shares pursuant to the procedure described in Article 9 2 the Company shall within 7 days of the date on which the Second Offer lapses or if earlier the date on which all persons entitled to accept the Second Offer have indicated the maximum number of Shares they wish to accept by notice in writing offer the Sale Shares not so accepted pursuant to the Second Offer to the persons specified in Column D of the Table at the Price (**"Third Offer"**) Such offer shall specify that such offer must be accepted within 14 days or in default will lapse.

9 4 If the Company shall within the said time limits find members willing to purchase all or any of the Sale Shares it shall within 14 days of the expiry of such time limits or such earlier date as it may have found members willing to purchase all the Sale Shares give notice thereof to the Retiring Shareholder whereupon the Retiring Shareholder shall become bound to sell and transfer the Sale Shares to the respective purchasers free from all liens charges encumbrances and third party rights and (unless the notice

given under this Article 9.4 provides otherwise) together with all rights attaching thereto at the date of sale A notice under this Article 9 4 shall state the name and address of each of the purchasers and the number of Shares to be purchased by him and shall designate a place and a time (being not less than 3 nor more than 10 days following the date of the notice) for completion of the sale of the shares comprised in such notice.

9 5 If the Sale Notice contained a provision stating that the Retiring Shareholder is not willing to sell part only of the Sale Shares, and if after the operation of Articles 9 1 to 9 4 above the Company has not found purchasers for all of the Sale Shares, the Sale Shares shall be allocated at the Sale Price to the Company, subject to the Company being legally able to do so in accordance with the Act

9 6 If the Sale Notice contained a provision stating that the Retiring Shareholder is not willing to sell part only of his Sale Shares and if, after the operation of Articles 9 1 to 9 5 above the Company has not found purchasers for all of the Sale Shares the Company shall promptly give notice in writing thereof to the Retiring Shareholder who shall be at liberty·

9 6 1 to withdraw the Sale Notice (in which event neither the Retiring Shareholder or the purchasers found by the Company by the operation of Articles 9 1 to 9 5 above will have any further obligations in respect of any offer made for the Sale Shares and the Company shall notify the purchasers accordingly); or

9 6.2 at any time within 2 months after the date of such notice to transfer all of the Sale Shares comprised in the Sale Notice to any person he may wish (in which event neither the Retiring Shareholder nor the Purchasers will have any obligation and the Company shall forthwith notify the Purchasers accordingly); or

9 6 3 at any time within 2 months after the date of such notice to transfer such Sale Shares for which purchasers have not been found pursuant to Articles 9 1 to 9 5 or in respect of which the sale was not completed as aforesaid, to any person he may wish,

PROVIDED THAT -

9 6 4 such sale is completed at the Price or any higher or (subject as provided below) lower price and that otherwise the terms of payment of the purchase price are no more favourable to the purchaser than those offered to the shareholders or other persons hereunder,

9.6.5 no Sale Shares shall be sold at a lower price than the Price without the Retiring Shareholder first serving a further Sale Notice upon the Company specifying such lower price as the price at which

such Sale Shares are offered and all the provisions of this Article 9 shall mutatis mutandis apply in respect of such further Sale Notice save that the Price shall be such lower price,

9 6 6 if the Sale Notice states that the Retiring Shareholder is not willing to transfer part only of the Sale Shares he shall not be entitled to sell part only of such Shares hereunder, and

9 6 7 the Directors may call for such evidence as they shall reasonably request in order to satisfy themselves that the consideration for any sale hereunder is as stated in the transfer without any rebate allowance or deduction to the purchaser and if not so satisfied they may refuse to register a transfer hereunder

9 7 If any "A" Ordinary Shareholder or "B" Ordinary Shareholder (as the case may be) shall fail or refuse to transfer any shares which he shall have become bound to transfer in accordance with the provisions of these Articles the Directors may authorise some person to execute and deliver on his behalf a transfer or transfers of such shares to the purchaser or purchasers and the Company may give a good receipt for the purchase price of such shares and may register the purchaser or purchasers as holders thereof and issue to them certificates for the same whereupon the purchaser or purchasers shall become indefeasibly entitled thereto The relevant "A" Ordinary Shareholder or "B" Ordinary Shareholder (as the case may be) shall in such case be bound to deliver up his certificate for the shares to the Company whereupon such "A" Ordinary Shareholder or "B" Ordinary Shareholder (as the case may be) shall be entitled to receive the purchase price which shall in the meantime be held by the Company on trust for such shareholder but without interest. If such certificate shall comprise any shares which the relevant "A" Ordinary Shareholder or "B" Ordinary Shareholder (as the case may be) has not become bound to transfer as aforesaid the Company shall issue to such shareholder a balance certificate for such shares

9 8 Nothing in this clause or these Articles shall prevent or affect the ability of Lloyds TSB Bank plc, or any of their nominees, subsidiaries, affiliates, successors or assigns ("Lloyds")who may hold a charge over all or part of the share capital of the Company to enforce that security, in accordance with the terms of the relevant security documents, such provisions overriding the transfer or pre-emption provisions contained herein and notwithstanding anything contained in these Articles, the Company and the Directors shall not decline to register any transfer of shares (nor delay in doing so) where the relevant transfer is executed by or on behalf of the Lloyds to whom such shares have been charged by way of security or by their nominee (in either case whether as transferor or transferee) and a certificate of that Lloyds that the shares were so charged shall be sufficient evidence of the fact

9 9 The provisions of this clause 9 shall not apply if any option under the Put and Call Option Deed is exercised

10. TRANSFERS BY "B" ORDINARY SHAREHOLDERS ON CEASING TO BE AN EMPLOYEE AND TRANSFERS ON DEATH OR BANKRUPTCY

10 1 In the event that an employee of the Company or any holding company of the Company or any subsidiary undertaking of either of the Company or such holding company from time to time (each being a **"Relevant Company"**) ceases for any reason (including death) to be an employee of such Relevant Company and is not continuing as an employee of any Relevant Company and the employee is a holder of "B" Ordinary Shares (whether solely or jointly with any other person) there shall be deemed to have been served a Sale Notice (as defined in Article 9.1) by such employee (or their personal representatives in the case of their death or their wife in accordance with Articles 10 6 3) (each being a **"Compulsory Vendor"**) in respect of all their shares in the Company (howsoever acquired)

10 2 A Sale Notice deemed to have been given under Article 10 1 shall be deemed to have been given on the date on which the employee concerned ceases to be an employee as aforesaid (**"the Cessation Date"**)

10 3 The price for the Sale Shares comprised in any Sale Notice deemed to have been given pursuant to Article 10 1 shall be as follows:-

10 3 1 if the Compulsory Vendor's employment with the Relevant Company has ceased as a result of

10.3 1 1 gross misconduct including for the avoidance of doubt a breach of the confidentiality obligations and/or restrictive covenants of the employees contract of employment,

10 3 1.2 summary dismissal of the Compulsory Vendor (save where such dismissal occurs in circumstances where the Compulsory Vendor would, if he were to make such a claim, make a successful claim for wrongful or unfair dismissal as opined at the cost of the Company by a Queen's Counsel of at least 10 years standing, who is an expert in employment law acting as an expert and not as an arbitrator who shall be appointed by the mutual agreement of the Company or the Compulsory Vendor, or failing such agreement, at the request of the Company or the Compulsory Vendor upon the appointment of such by the Chairman of the Bar Council from time to time),

10 3 1.3 the resignation of such a Compulsory Vendor (provided always that such resignation did not occur in circumstances where the Compulsory Vendor would, if he were to make such a claim, make a successful claim for constructive dismissal as opined at the cost of the Company by a Queen's Counsel of at least 10 years standing, who is an expert in employment law acting as an expert and not as an arbitrator who shall be appointed by the mutual agreement of the Company or the Compulsory Vendor, or failing such agreement, at the request of the Company or the Compulsory Vendor upon the appointment of such by the Chairman of the Bar Council from time to time);

then the price for the Sale Shares shall be lower of Acquisition Value and Market Value,

10.3 2 if the Compulsory Vendor's employment with the Relevant Company has ceased as a result of any reason other than a reason set out in Article 10 3.1 then the price for the Sale Shares shall be the higher of Market Value and Acquisition Value,

10 4 For the purposes of this Article 10·-

10 4 1 the **"Market Value"** shall be the price calculated in accordance with clause 5 1 1 of the Put and Call Option Deed save that the minimum price referred to therein shall not apply subject always to Article 10 6 3

10 4 2 the provisions at clause 10.3 shall not apply to Stephen John Hough from 22nd February 2010 or until such time as his fixed term contract of employment expires whichever is the later

10 5 (Without prejudice to Article 10 1) if a majority of the Directors so resolve they may at any time give notice to the legal personal representatives of a deceased member ("**PR's**") or the trustee in bankruptcy of a member ("**trustee in bankruptcy**") requiring such person to elect either to be registered himself or to give a Sale Notice (as defined in Article 9 1) in respect of the shares to which he/they become entitled in consequence of the death or bankruptcy of any member and if such notice is not complied with within 14 days from the date of such notice the Directors may authorise some person to execute and deliver a transfer of the shares concerned to some person appointed by the Directors as a nominee for the PR's or trustee in bankruptcy and the Company may give a good receipt for the purchase price of such shares and may register the purchaser or purchasers as the holders thereof and issue to them

certificates for the same whereupon the purchaser or purchasers shall become indefeasibly entitled thereto In any such case the PR's or trustee in bankruptcy shall be bound to deliver up the certificates for the shares concerned to the Company whereupon they shall become entitled to receive the purchase price which shall in the meantime be held by the Company on trust for such person or persons but without interest Provided always that any transfer or proposed transfer to PR's or any beneficiary of a deceased member shall not trigger the provisions of Article 9

10 6 For the avoidance of doubt

10 6 1 Article 10 1 shall apply to the shares held by a wife of an employee where that employee ceases to be an employee of the Company and her share shall be valued on the same basis as that of the employee as defined under Article 10,

10 6 2 Article 10.1 shall also apply in circumstances where any individual remains an employee of a Relevant Company solely for the purposes of remaining a member of any permanent health insurance scheme operated by any Relevant Company, and

10 6 3 In the event that an employee ceases to be an employee because of death or as a result of circumstances set out under 10 6 2 on or after 22nd February 2011 then the shares held by that employee and his wife will have a guaranteed minimum value of. *£1,200,000 x % of the ordinary 'B' shares held by the employee and his wife*

10 7 The provisions of this clause 10 shall not apply if any option under the Put and Call Option Deed is exercised

11. TRANSFER OF CONTROL

11 1 Nothing in these Articles shall prevent or affect the ability of Lloyds TSB Bank plc, or any of its nominees, subsidiaries, affiliates, successors or assigns ("Lloyds") who may hold a charge over all or part of the share capital of the Company to enforce that security, in accordance with the terms of the relevant security documents, such provisions overriding the transfer or pre-emption provisions contained herein and notwithstanding anything contained in these Articles, the Company and the Directors shall not decline to register any transfer of shares (nor delay in doing so) where the relevant transfer is executed by or on behalf of Lloyds to whom such shares have been charged by way of security or by their nominee (in either case whether as transferor or transferee) and a certificate of Lloyds that the shares were so charged shall be sufficient evidence of the fact.

12. PROCEEDINGS AT GENERAL MEETINGS

12 1 If under regulation 41 of Table A a meeting is adjourned because a quorum is not present and at the adjourned meeting a quorum is not present within

half an hour from the time appointed for the meeting the shareholders present shall form a quorum and Regulations 40 and 41 of Table 'A' shall be modified accordingly

12 2 A poll may be demanded by the Chairman or by any member present in person or by proxy and entitled to vote at the meeting and Regulation 46 of Table A shall be modified accordingly.

12.3 Regulation 53 of Table A shall be modified by the addition at the end of the following sentence "If such a resolution in writing is described as a special resolution or as an extraordinary resolution or as an elective resolution, it shall have effect accordingly "

12 4 Regulation 59 of Table A shall be modified by the addition at the end of the following sentence "Deposit of an instrument of proxy shall not preclude a member from attending and voting at the meeting or at any adjournment thereof "

12 5 Regulation 62 of Table A shall be modified by the deletion in paragraph (a) of the words "deposited at" and by the substitution for them of the words "left at or sent by post or by facsimile transmission to" and by the insertion at the end of the regulation after the word "invalid" of the words "unless a majority of the Directors resolve otherwise"

13. DIRECTORS

13.1 Unless and until otherwise determined by ordinary resolution of the Company the number of the Directors shall be not less than two

13 2 No person shall be disqualified from being appointed a Director and no Director shall be required to vacate that office by reason only of the fact that he has attained the age of 70 years or any other age nor shall it be necessary to give special notice under the Act of any resolution appointing re-appointing or approving the appointment of a Director by reason of his age but where the Board convenes any general meeting of the Company at which (to the knowledge of the Board) a Director will be proposed for election or re-election who has at the date of such meeting attained the age of 70 years the Board shall give notice of his having attained such age in the notice convening the meeting or in any document sent therewith but the accidental omission to give such notice shall not invalidate any proceedings at that meeting or any election or re-election of such Director thereat

13 3 Regulation 68 of Table A shall be modified by the addition at the end of the following sentence "Any such notice may be left at or sent by post or facsimile transmission to the office or such other place as may be designated for the purpose by the Directors "

13 4 A Director shall not retire by rotation and a Director appointed to fill a vacancy or as an addition to the board shall not retire from office at the Annual General Meeting next following his appointment Regulations 78 and 79 of Table A shall be modified accordingly

13 5 The office of Director shall be vacated if the Director in the reasonable opinion of all his co-Directors becomes incapable by reason of mental disorder of discharging his duties as Director, and Regulation 81 of Table A shall be modified accordingly

13 6 The holders of not less than one half in nominal value of the shares giving the right to attend and vote at general meetings of the Company may, at any time and from time to time, remove any Director from office or appoint any person to be a Director Such removal or appointment shall be effected by notice to the Company signed by or on behalf of such holder or holders (which notice may consist of several documents in the like form each signed by or on behalf of one or more holders) and left at or sent by post or facsimile transmission to the office or such other place designated by the Directors for the purpose. Such removal or appointment shall take effect immediately upon receipt of the notice or on such later date (if any) as may be specified in the notice This Article is not to be taken as depriving a person removed under it of compensation or damages payable to him in respect of the termination of his appointment as Director or of any appointment terminating with that as Director

14. PROCEEDINGS OF DIRECTORS

14 1 The quorum necessary for the transaction of business at any meeting of the Directors shall be 2 of which one person shall be (for so long as Towergate is the holding company of the Company) a Towergate Director and regulation 89 of Table A shall be modified accordingly.

14 2 The Towergate Directors present at the meeting of the Directors shall be entitled to exercise the majority of votes exercisable thereat and Regulation 88 of Table A shall be modified accordingly

14 3 Any Director enabled to participate in the proceedings of a meeting by means of a communication device (including a telephone) which allows all the other Directors present at such meeting (whether in person or by his alternate or by means of such type of communication device) to hear at all times such Director and such Director to hear at all times all other Directors present at such meeting (whether in person or by proxy or by means of such type of communication device) shall be deemed to be present at such meeting and shall be counted when reckoning a quorum

14 4 A Director who is in any way whether directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with Section 317 of the Act Subject to such disclosure as

aforesaid a Director may vote in respect of any contract or proposed contract or arrangement in which he is interested and if he does so vote his vote shall be counted and he may be counted in ascertaining whether a quorum is present at any meeting at which any such contract or proposed contract or arrangement shall come before the Directors for consideration and may retain for his absolute use and benefit all profits and advantages accruing to him therefrom For the purposes of this Article

14 4 1 a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any transaction of the nature and extent so specified, and

14 4 2 an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

15. BORROWING POWERS

The Directors may exercise all the powers of the Company without limit as to amount to borrow and raise money and to accept money on deposit and grant any security, mortgage, charge or discharge as they may consider fit for any debt or obligation of the Company or which is binding on the Company in any manner or way in which the Company is empowered so to grant and similarly as they may consider fit to enter into any guarantee, contract of indemnity or suretyship in any manner or way in which the Company is empowered so to enter into

16. INDEMNITIES

Subject to the provisions of the Act but without prejudice to any indemnity to which he may otherwise be entitled every Director alternate director secretary and other officer or employee for the time being of the Company shall be indemnified out of the assets of the Company against any liability sustained or incurred by him in defending any proceedings whether civil or criminal relating to his conduct as an officer or employee of the Company in which judgment is given in his favour or in which he is acquitted or in connection with any application under Section 144 or Section 727 of the Act in which relief is granted to him by the Court

17. LIEN

The Company has no lien in respect of its shares (whether fully or partly paid)

18. FINANCE DOCUMENTS

18 1 Notwithstanding any other provision of these Articles, no payment shall be made or agreed to be made by the Company in respect of any Shares or share capital (whether by way of dividend, distribution, purchase or redemption, or by way of reduction or return of share capital) if such payment is prohibited or restricted by the terms of the Finance Documents

18 2 No dividend, distribution or other amount payable in respect of Shares (whether made pursuant to the provisions of these Articles or otherwise) will constitute a debt of the Company unless permitted to be paid and paid strictly in accordance with the provisions of the Finance Documents

18 3 Any resolution of the Shareholders, any class of Shareholders, the board of directors or any committee of the board of directors which conflicts with the provisions of this Article will be null and void